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                                                                      EXHIBIT 11

                       UNION PACIFIC RESOURCES GROUP INC.

                        COMPUTATION OF EARNINGS PER SHARE

                              (Shares in Thousands)
                                   (Unaudited)

                                                            Three Months
                                                           Ended March 31,
                                                        --------------------
                                                          1995        1996
                                                        --------    --------
                                                       (Pro forma)
                                                           (a)

Average number of shares outstanding...............      248,896     248,923

Average shares issuable on exercise of stock
  options less shares repurchasable from
  proceeds.........................................          778         928
                                                        --------    --------

Total average number of common and common
  equivalent shares................................      249,674     249,851
                                                        ========    ========

Net income (millions) (see Note 2 to the Condensed
  Consolidated Financial Statements)...............     $   49.7    $   59.2
                                                        ========    ========

Earnings per share.................................     $   0.20    $   0.24
                                                        ========    ========



(a) Pro forma earnings per share is based upon the average number of common shares outstanding from the date of the Company's initial public offering (October 10, 1995) until December 31, 1995.